                                                                  EXHIBIT 10.2



                           ASSET PURCHASE AGREEMENT

                                 by and among

                    NORTHCOAST OF TEXAS CRYOGENICS, INC.,
                                                         (a "Seller")

                    NORTHCOAST OF KANSAS CRYOGENICS, INC.,
                                                         (a "Seller")

                     MARK A. BAUMAN and PATRICK J. FLYNN
                                                         ("Shareholders")

                                     and

                         NORTHCOAST ACQUISITION CORP.
                                                              ("Buyer")

                               March 15, 1999

                              TABLE OF CONTENTS

                                                                                  Page
                                                                                  ----

ARTICLE 1  SALE AND PURCHASE OF ASSETS . . . . . . . . . . . . . . . . . . . . . . .1
     1.1 Purchased Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
     1.2 Retained Assets.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3

ARTICLE 2  ASSUMPTION OF LIABILITIES . . . . . . . . . . . . . . . . . . . . . . . .4
     2.1 Assumed Liabilities.. . . . . . . . . . . . . . . . . . . . . . . . . . . .4
     2.2 Retained Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . .5
     2.3 Satisfaction of Liabilities by Seller.. . . . . . . . . . . . . . . . . . .5

ARTICLE 3  PURCHASE PRICE; PAYMENT; ADJUSTMENT . . . . . . . . . . . . . . . . . . .6
     3.1 Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
     3.2 Estimated Purchase Price Payment at Closing.. . . . . . . . . . . . . . . .7
     3.3 Adjustments.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
          3.3.1 Closing Balance Sheet Preparation. . . . . . . . . . . . . . . . . .8
          3.3.2 Closing Balance Sheet Review.. . . . . . . . . . . . . . . . . . . .8
          3.3.3 Closing Balance Sheet Dispute. . . . . . . . . . . . . . . . . . . .8
     3.4 Post-Closing Refund.. . . . . . . . . . . . . . . . . . . . . . . . . . . .9
     3.5 Allocation of Purchase Price. . . . . . . . . . . . . . . . . . . . . . . .9

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS . . . . . . . 10
     4.1 Organization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
          4.1.1 Organization and Power.. . . . . . . . . . . . . . . . . . . . . . 10
          4.1.2 Qualification. . . . . . . . . . . . . . . . . . . . . . . . . . . 10
          4.1.3 Other Ventures.. . . . . . . . . . . . . . . . . . . . . . . . . . 10
          4.1.4 Ownership of Seller. . . . . . . . . . . . . . . . . . . . . . . . 10
     4.2 Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
          4.2.1 Seller Enforceability. . . . . . . . . . . . . . . . . . . . . . . 10
          4.2.2 Shareholder Enforceability.. . . . . . . . . . . . . . . . . . . . 11
          4.2.3 Consents.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
          4.2.4 No Conflicts.. . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     4.3 Financial.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
          4.3.1 Financial Records. . . . . . . . . . . . . . . . . . . . . . . . . 11
          4.3.2 Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
          4.3.3 No Changes.. . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
          4.3.4 Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     4.4 Legal.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
          4.4.1 Compliance with Laws.. . . . . . . . . . . . . . . . . . . . . . . 13

                                      ii

          4.4.2 Product and Service Warranties.. . . . . . . . . . . . . . . . . . 13
          4.4.3 Product Liability. . . . . . . . . . . . . . . . . . . . . . . . . 14
          4.4.4 Litigation.. . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     4.5 Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
          4.5.1 Employment.. . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
          4.5.2 Employment Termination.. . . . . . . . . . . . . . . . . . . . . . 15
          4.5.3 Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
          4.5.4 Compliance with Contracts. . . . . . . . . . . . . . . . . . . . . 16
          4.5.5 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
          4.5.6 Customers and Suppliers. . . . . . . . . . . . . . . . . . . . . . 16
          4.5.7 Purchases and Sales. . . . . . . . . . . . . . . . . . . . . . . . 17
          4.5.8 Prepayments and Deposits.. . . . . . . . . . . . . . . . . . . . . 17
          4.5.9 Capital Projects.. . . . . . . . . . . . . . . . . . . . . . . . . 17
     4.6 Employee Benefits.. . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     4.7 Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
          4.7.1 Title. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
          4.7.2 Receivables. . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
          4.7.3 Inventories. . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
          4.7.4 Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . 18
          4.7.5 Condition. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
          4.7.6 Location.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
          4.7.7 Intellectual Property. . . . . . . . . . . . . . . . . . . . . . . 19
          4.7.8 Extent.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     4.8 Real Property.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     4.9 Additional Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
          4.9.1 Conflicts of Interest. . . . . . . . . . . . . . . . . . . . . . . 21
          4.9.2 Full Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . 21

ARTICLE 5  REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . . . . . . 21
     5.1 Organization and Power. . . . . . . . . . . . . . . . . . . . . . . . . . 21
     5.2 Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
          5.2.1 Enforceability.. . . . . . . . . . . . . . . . . . . . . . . . . . 21
          5.2.2 Consents.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
          5.2.3 No Conflicts.. . . . . . . . . . . . . . . . . . . . . . . . . . . 22

ARTICLE 6  CLOSING; CLOSING CONDITIONS . . . . . . . . . . . . . . . . . . . . . . 22
     6.1 Closing.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     6.2 Conditions to Buyer's Obligation. . . . . . . . . . . . . . . . . . . . . 22
     6.3 Conditions to Seller's and Shareholders' Obligations. . . . . . . . . . . 25

ARTICLE 7  ADDITIONAL COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . 26
     7.1 Pre-Closing Covenants.. . . . . . . . . . . . . . . . . . . . . . . . . . 26
          7.1.1 Conduct of Business. . . . . . . . . . . . . . . . . . . . . . . . 26

                                      iii

          7.1.2 Access.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
          7.1.3 Interim Financial Statements.. . . . . . . . . . . . . . . . . . . 27
          7.1.4 Supplemental Disclosure. . . . . . . . . . . . . . . . . . . . . . 27
          7.1.5 Satisfaction of Conditions.. . . . . . . . . . . . . . . . . . . . 28
          7.1.6 Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     7.2 Nondisclosure, Noncompetition and Noninterference.. . . . . . . . . . . . 28
     7.3 Publicity.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     7.4 Expenses; Transfer Taxes. . . . . . . . . . . . . . . . . . . . . . . . . 29
     7.5 Assignment of Contracts, Rights, Etc. . . . . . . . . . . . . . . . . . . 29
     7.6 Receivables.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     7.7 Employment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     7.8 Product Warranty. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     7.9 No Assignment.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     7.10 Consent to Jurisdiction. . . . . . . . . . . . . . . . . . . . . . . . . 31
     7.11 Further Assurances and Assistance. . . . . . . . . . . . . . . . . . . . 31

ARTICLE 8  INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     8.1 Indemnification by Seller and Shareholders. . . . . . . . . . . . . . . . 31
     8.2 Indemnification by Buyer. . . . . . . . . . . . . . . . . . . . . . . . . 32
     8.3 Notification of and Participation in Claims.. . . . . . . . . . . . . . . 32
     8.4 Survival; Limitations on Indemnification. . . . . . . . . . . . . . . . . 32

ARTICLE 9  MISCELLANEOUS PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . . 33
     9.1 Notices.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     9.2 Binding Effect. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     9.3 Inclusion.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     9.4 "Seller". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     9.5 Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     9.6 Execution in Counterparts; Signature Pages. . . . . . . . . . . . . . . . 35
     9.7 Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     9.8 Amendments, Waivers.. . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     9.9 No Third-Party Rights.. . . . . . . . . . . . . . . . . . . . . . . . . . 35
     9.10 Entire Agreement.. . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     9.11 Schedules and Exhibits.. . . . . . . . . . . . . . . . . . . . . . . . . 36
     9.12 Time Periods.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     9.13 Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36

LIST OF SCHEDULES:

Schedule 2.1(c)     (Assumed Liabilities: Scheduled Contracts)
Schedule 3.5-1      (Allocation of Purchase Price: Northcoast/Texas)
Schedule 3.5-2      (Allocation of Purchase Price: Northcoast/Kansas)
Schedule 4.1.2-1    (Qualification: Northcoast/Texas)
Schedule 4.1.2-2    (Qualification: Northcoast/Kansas)
Schedule 4.2.3      (Consents)
Schedule 4.2.4      (Conflicts)
Schedule 4.3.1-1    (Financial Statements: Northcoast/Texas)
Schedule 4.3.1-2    (Financial Statements: Northcoast/Kansas)
Schedule 4.3.1(c)   (Exceptions from GAAP)
Schedule 4.3.2      (Liabilities)
Schedule 4.4.1      (Compliance with Laws)
Schedule 4.4.2      (Product and Service Warranties)
Schedule 4.4.3      (Product Liability)
Schedule 4.4.4      (Litigation)
Schedule 4.5.1      (Employment)
Schedule 4.5.2      (Employment Termination)
Schedule 4.5.3      (Contracts)
Schedule 4.5.5      (Insurance)
Schedule 4.5.8      (Prepayments and Deposits)
Schedule 4.5.9      (Capital Projects)
Schedule 4.6        (Employee Benefits)
Schedule 4.7.1      (Title)
Schedule 4.7.2      (Receivables)
Schedule 4.7.6-1    (Location of Purchased Assets: Northcoast/Texas)
Schedule 4.7.6-2    (Location of Purchased Assets: Northcoast/Kansas)
Schedule 4.7.7      (Intellectual Property)
Schedule 4.8-1      (Real Property: Northcoast/Texas)
Schedule 4.8-2      (Real Property: Northcoast/Kansas)
Schedule 4.9.1      (Conflicts of Interest)

LIST OF EXHIBITS:

Exhibit 6.2.1       (Form of Bill of Sale and Assignment)
Exhibit 6.3(f)      (Form of Assumption of Liabilities Agreement)

                             INDEX OF DEFINED TERMS

                                                                  Where
                        Term                                     Defined
---------------------------------------------------------   ------------------
Acquisition Balance Sheet (Northcoast/Kansas) . . . . . .   Section 4.3.1(b)
Acquisition Balance Sheet (Northcoast/Texas). . . . . . .   Section 4.3.1(a)
Agreement . . . . . . . . . . . . . . . . . . . . . . . .   Page 1
Assumed Balance Sheet Liabilities (Northcoast/Kansas) . .   Section 2.1(a)(ii)
Assumed Balance Sheet Liabilities (Northcoast/Texas). . .   Section 2.1(a)(i)
Assumed Liabilities . . . . . . . . . . . . . . . . . . .   Section 2.1
Business. . . . . . . . . . . . . . . . . . . . . . . . .   Section 1.1(g)
Buyer . . . . . . . . . . . . . . . . . . . . . . . . . .   Page 1
Chart . . . . . . . . . . . . . . . . . . . . . . . . . .   Section 6.2(n)
Closing . . . . . . . . . . . . . . . . . . . . . . . . .   Section 6.1
Closing Date. . . . . . . . . . . . . . . . . . . . . . .   Section 6.1
Closing Working Capital (Northcoast/Kansas) . . . . . . .   Section 3.1(b)
Closing Working Capital (Northcoast/Texas). . . . . . . .   Section 3.1(a)
Contracts . . . . . . . . . . . . . . . . . . . . . . . .   Section 1.1(f)
Current Purchased Assets (Northcoast/Kansas). . . . . . .   Section 3.1(b)
Current Purchased Assets (Northcoast/Texas) . . . . . . .   Section 3.1(a)
Estimated Purchase Price. . . . . . . . . . . . . . . . .   Section 3.2
Expenses. . . . . . . . . . . . . . . . . . . . . . . . .   Section 8.1
F&B   . . . . . . . . . . . . . . . . . . . . . . . . . .   Section 6.2(l)
Final Closing Balance Sheet . . . . . . . . . . . . . . .   Section 3.3.2 OR
                                                            Section 3.3.3
Final Post-Closing Purchase Price Adjustment. . . . . . .   Section 3.3.2 OR
                                                            Section 3.3.3
Hazardous Substances. . . . . . . . . . . . . . . . . . .   Section 4.7.4
Hazardous Waste . . . . . . . . . . . . . . . . . . . . .   Section 4.7.4
Independent Accountants . . . . . . . . . . . . . . . . .   Section 3.3.3
Intellectual Property Rights. . . . . . . . . . . . . . .   Section 1.1(h)
Liability . . . . . . . . . . . . . . . . . . . . . . . .   Section 2.2
Liens . . . . . . . . . . . . . . . . . . . . . . . . . .   Section 1.1
Losses. . . . . . . . . . . . . . . . . . . . . . . . . .   Section 8.1
NCI   . . . . . . . . . . . . . . . . . . . . . . . . . .   Section 6.2(n)
NCI Merger Agreement. . . . . . . . . . . . . . . . . . .   Section 6.2(n)
Net Worth Differential. . . . . . . . . . . . . . . . . .   Section 3.1(a) OR
                                                            Section 3.1(b)
Northcoast/America. . . . . . . . . . . . . . . . . . . .   Section 6.2(n)
Northcoast/Kansas . . . . . . . . . . . . . . . . . . . .   Page 1
Northcoast/Texas. . . . . . . . . . . . . . . . . . . . .   Page 1
NREL  . . . . . . . . . . . . . . . . . . . . . . . . . .   Section 6.2(l)
Post-Closing Purchase Price Adjustment (Northcoast/Kansas)  Section 3.1(b)

                                      vi

                                                                  Where
                        Term                                     Defined
---------------------------------------------------------   ------------------
Post-Closing Purchase Price Adjustment (Northcoast/Texas)   Section 3.1(a)
Preliminary Closing Balance Sheet . . . . . . . . . . . .   Section 3.3.1
Preliminary Post-Closing Purchase Price Adjustment. . . .   Section 3.3.1
Product Liability Claim . . . . . . . . . . . . . . . . .   Section 4.4.3
Purchase Price (Northcoast/Kansas). . . . . . . . . . . .   Section 3.1(b)
Purchase Price (Northcoast/Texas) . . . . . . . . . . . .   Section 3.1(a)
Purchased Assets. . . . . . . . . . . . . . . . . . . . .   Section 1.1
Retained Assets . . . . . . . . . . . . . . . . . . . . .   Section 1.2
Retained Liabilities. . . . . . . . . . . . . . . . . . .   Section 2.2
Seller. . . . . . . . . . . . . . . . . . . . . . . . . .   Page 1
Shareholder AND Shareholders. . . . . . . . . . . . . . .   Page 1
Stock Purchase Agreement. . . . . . . . . . . . . . . . .   Section 6.2(n)
Target Working Capital (Northcoast/Kansas). . . . . . . .   Section 3.1(b)
Target Working Capital (Northcoast/Texas) . . . . . . . .   Section 3.1(a)
Tax Returns . . . . . . . . . . . . . . . . . . . . . . .   Section 4.3.4
Taxes . . . . . . . . . . . . . . . . . . . . . . . . . .   Section 4.3.4

                            ASSET PURCHASE AGREEMENT

              THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of the 15th day of March, 1999, by and among NORTHCOAST OF TEXAS CRYOGENICS, INC., an Ohio corporation ("Northcoast/Texas"), NORTHCOAST OF KANSAS CRYOGENICS, INC., an Ohio corporation ("Northcoast/Kansas"), MARK A. BAUMAN and PATRICK J. FLYNN, the shareholders of Northcoast/Texas and Northcoast/Kansas (each, a "Shareholder," and collectively, the "Shareholders"), and NORTHCOAST ACQUISITION CORP., an Ohio corporation ("Buyer"). Northcoast/Texas and Northcoast/Kansas are each referred to hereinafter, individually and not collectively, as a "Seller."

                                  WITNESSETH:

              WHEREAS, Seller desires to sell, and Buyer desires to purchase, substantially all of Seller's assets upon the terms and conditions hereinafter set forth; and

              WHEREAS, Shareholders own all of the issued and outstanding shares of capital stock of Seller and will benefit materially from the sale of Seller's assets to Buyer hereunder;

              NOW, THEREFORE, Seller, Shareholders and Buyer hereby agree as follows:

                                   ARTICLE 1

                          SALE AND PURCHASE OF ASSETS

       1.1    PURCHASED ASSETS.

              At the Closing (as defined in Section 6.1), Seller shall sell, transfer, assign and deliver to Buyer, by bill of sale or other appropriate instruments of assignment and transfer, free and clear of all liens, charges, covenants, conditions, adverse claims, demands, encumbrances, limitations, security interests or other title defects or restrictions of any kind (collectively, "Liens"), and Buyer shall purchase, for the consideration herein provided, all rights, title and interest in and to all of the assets of Seller (whether or not reflected on Seller's books and records), except for the Retained Assets identified in Section 1.2. The assets being purchased hereunder are hereinafter referred to collectively, as to each Seller, as the "Purchased Assets." With respect to each Seller, the Purchased Assets include, but are not limited to, the following:

              (a) CASH, CASH EQUIVALENTS; ETC. All cash, certificates of deposit and other bank deposits (including payroll accounts), funds in transit, and marketable securities;

              (b) RECEIVABLES. Accounts and notes receivable (except as provided otherwise in Section 1.2);

              (c) INVENTORIES. Inventories of raw materials, work-in-process and finished products, supplies, spare parts, shipping containers and packaging materials;

              (d) PREPAID EXPENSES AND DEPOSITS. Prepaid expenses and deposits other than bank deposits;

              (e) TANGIBLE PERSONAL PROPERTY. All tangible personal property, including all machinery, equipment, furniture, fixtures, leasehold improvements, tools, motor vehicles and computers;

              (f) CONTRACT RIGHTS. Rights under all agreements, contracts, leases, licenses, purchase or sales orders, commitments, promises and similar arrangements evidencing or creating any obligation, whether written or oral (collectively, "Contracts");

              (g) AUTHORIZATIONS. All licenses, approvals, certificates and permits issued by any governmental authority relating to or utilized in connection with the business of manufacturing, selling and servicing cryogenic equipment and systems and related products and services (the "Business"), or relating to or utilized in connection with the Purchased Assets;

              (h) INTELLECTUAL PROPERTY RIGHTS. All intellectual property, including trade names, trademarks and service marks and all registrations and applications therefor, together with the goodwill of the business symbolized or represented by the foregoing, mask works, works of authorship and all copyrights related thereto and all registrations and applications therefor, inventions, discoveries, designs, industrial models and all patent rights relating thereto and all applications therefor and all reissues, divisions, continuations and extensions thereof, know-how, trade secrets, processes, technology, discoveries, formulae and procedures (collectively hereinafter referred to, as to each Seller, as "Intellectual Property Rights"), together with the right to sue for past infringement or improper, unlawful or unfair use or disclosure of any of the foregoing;

              (i) ARTISTIC WORKS. Literary works, pictorial, graphic and sculptural works, audiovisual works, sound recordings, all copies of any of the foregoing and all copyrights therein;

              (j) DOCUMENTATION AND RECORDS. Technical documentation, including patterns, plans, designs, research data, drawings and models, and all records relating to the Business, including but not limited to property records, production records, engineering records, purchasing and sales records, credit records, personnel and payroll records, accounting records, computer programs, customer and vendor lists and such other records as Buyer may reasonably require in its conduct of the Business after the Closing;

              (k) LISTINGS AND MATERIALS. Interests in and to telephone and telex numbers, post office boxes and all listings pertaining to Seller in all telephone books and directories, stationery, forms, labels, shipping material, catalogs, brochures, and advertising and promotional materials;

              (l) WARRANTY RIGHTS. Rights in, to and under third party manufacturers' warranties;

              (m) SELLER'S NAME. With respect to Northcoast/Texas, the name "Northcoast of Texas Cryogenics, Inc.," and with respect to Northcoast/Kansas, the name "Northcoast of Kansas Cryogenics, Inc.," and with respect to each Seller, all variations on such name, and all rights to the use of such name and any variation thereof as a corporate name, a trade name, a fictitious name, a trademark, or a service mark in any jurisdiction;

              (n) GOODWILL. All goodwill and going concern value associated with the Business; and

              (o) OTHER. All other assets reflected on the Acquisition Balance Sheet (as defined in Section 4.3.1), other than (i) the Retained Assets and (ii) any assets disposed of by Seller in the ordinary course of business since the date of the Acquisition Balance Sheet, whether or not referenced in any paragraph above.

       1.2    RETAINED ASSETS.

              Seller shall not sell, transfer or assign, and Buyer shall not purchase, the following assets of Seller (collectively, as to each Seller, the "Retained Assets"):

              (a) TREASURY SHARES. Shares of capital stock of Seller, if any, held in Seller's treasury;

              (b) TAX REFUNDS. Rights to tax refunds, including with respect to income, personal property, sales, unemployment and workers compensation taxes;

              (c) CERTAIN RECORDS. The corporate minute book, stock records and tax returns of Seller and other similar corporate books and records the originals of which Seller is required to maintain under applicable laws (provided copies of the same are included among the Purchased Assets);and

              (d) CERTAIN RECEIVABLES. Accounts and notes receivable from NREL or F&B to Seller.

                                   ARTICLE 2

                           ASSUMPTION OF LIABILITIES

       2.1    ASSUMED LIABILITIES.

              Buyer agrees to assume the following obligations of Seller existing as of the Closing (collectively, as to each Seller, the "Assumed Liabilities"):


              (a)    CERTAIN BALANCE SHEET LIABILITIES.

                     (i) With respect to Northcoast/Texas, its Accounts Payable-Trade, its Accrued Payroll Taxes, its Accrued Shop Labor, its Accrued Holiday, Vacation and Sick Pay, its Accrued Utilities, and its Accrued Real Estate Taxes, each as incurred in the ordinary course of business consistent with its past practices, but only if and to the extent the same would be reflected or reserved against on its Final Closing Balance Sheet (as defined in Section 3.3) if its Final Closing Balance Sheet were prepared without allowance for any of the exceptions from generally accepted accounting principles identified on Schedule 4.3.1(c) hereto (collectively, its "Assumed Balance Sheet Liabilities"); and

                     (ii) With respect to Northcoast/Kansas, its Accounts Payable-Trade, its Accrued Shop Labor, its Accrued Payroll Taxes, its Accrued Holiday, Vacation and Sick Pay, and its Accrued Utilities, each as incurred in the ordinary course of business consistent with its past practices, but only if and to the extent the same would be reflected or reserved against on its Final Closing Balance Sheet (as defined in Section 3.3) if its Final Closing Balance Sheet were prepared without allowance for any of the exceptions from generally accepted accounting principles identified on
Schedule 4.3.1(c) (collectively, its "Assumed Balance Sheet Liabilities");

              (b) PURCHASE AND SALES ORDERS. Seller's performance obligations after the Closing under all outstanding purchase and sales orders entered into by Seller in the ordinary course of business consistent with past practice, but only to the extent such obligations accrue and relate solely to the period after the Closing, and only to the extent the corresponding benefits from such purchase and sales orders are validly assigned to and received by Buyer; and

              (c) SCHEDULED CONTRACTS. Seller's performance obligations after the Closing under each Contract listed on Schedule 2.1(c), but only to the extent such obligations accrue and relate solely to the period after the Closing, and only to the extent the corresponding benefits from such Contract are validly assigned to and received by Buyer.

Nothing in this Section 2.1 is intended or may be construed to impose upon Buyer any Liability retained by Seller under Section 2.2.

       2.2    RETAINED LIABILITIES.

              Notwithstanding anything in this Agreement to the contrary, Buyer does not assume and will not become responsible for any responsibility, obligation, duty, commitment, claim or liability, whether known or unknown, accrued, absolute, contingent or otherwise (each, a "Liability"), of Seller, except the Assumed Liabilities specifically described in Section 2.1. The Liabilities being retained by Seller are hereinafter collectively referred to, as to each Seller, as the "Retained Liabilities." Without limiting the generality of the foregoing, the following are included among the Retained
Liabilities:


              (a) PRODUCT LIABILITY. All Liabilities with respect to products designed, manufactured, acquired for resale, sold or leased by Seller, without regard to (i) the basis or theory of the claim, (ii) the nature of the damages sought, or (iii) whether the claim is asserted before or after the Closing;

              (b) PRODUCT WARRANTY. All Liabilities to customers or other third parties with respect to defects in goods delivered to customers or in transit to customers prior to the Closing or placed in finished-goods inventory prior to the Closing and shipped after the Closing;

              (c) SERVICES. All Liabilities to customers or other third parties with respect to services performed by Seller prior to the Closing;

              (d) ENVIRONMENTAL. All Liabilities arising out of or relating to any environmental contamination by Seller or any violation of environmental laws by Seller;

              (e) LITIGATION. All Liabilities with respect to any pending, threatened or unasserted litigation, claims, demands, investigations or proceedings;

              (f) BREACHES. All Liabilities arising out of any breach or default prior to the Closing of any obligations of Seller under any purchase and sales orders referenced in Section 2.1(b) or under any Contracts referenced in Section 2.1(c);

              (g) EMPLOYEES. Except to the extent, if any, included in the Assumed Balance Sheet Liabilities, all Liabilities arising out of the employment relationship between Seller and any of its employees or former employees, including all Liabilities arising under any employee benefit plans; and

              (h) INDEBTEDNESS FOR BORROWED MONEY. All Liabilities, whether as a primary obligor or as a guaranty or surety, with respect to any money borrowed by Seller or any other person from any person, including any bank.

       2.3    SATISFACTION OF LIABILITIES BY SELLER.

              To preserve for Buyer the opportunity to maintain good relations with Seller's creditors and to preclude the assertion of claims for nonpayment against Buyer, Seller agrees to pay or otherwise satisfy and discharge promptly after the Closing, or otherwise in accordance with their terms, all of the Retained Liabilities; PROVIDED, HOWEVER, that nothing herein is intended to preclude Seller from disputing in good faith with any such third party the existence or amount of any Retained Liability.

                                  ARTICLE 3

                     PURCHASE PRICE; PAYMENT; ADJUSTMENT

       3.1    PURCHASE PRICE.

              (a) NORTHCOAST/TEXAS. As to Northcoast/Texas, the aggregate consideration for the Purchased Assets being sold by it shall consist of the assumption by Buyer of the Assumed Liabilities applicable to Northcoast/Texas pursuant to Section 2.1, and the payment by Buyer of the "Purchase Price" applicable to Northcoast/Texas. The "Purchase Price" applicable to Northcoast/Texas shall be One Million Ninety-Nine Thousand Dollars ($1,099,000.00), subject to adjustment as provided in this Section 3.1(a) based on the difference between $85,197.00 (its "Target Working Capital") and its "Closing Working Capital" (as defined below), and subject to further adjustment as provided in this Section 3.1(a) based on its "Net Worth Differential" (as defined below). If Northcoast/Texas' Target Working Capital exceeds its Closing Working Capital, then its Purchase Price will be decreased on a dollar-for-dollar basis by the amount by which its Target Working Capital exceeds its Closing Working Capital, and if Northcoast/Texas' Net Worth Differential exceeds $20,000.00, then its Purchase Price will be decreased on a dollar-for-dollar basis by the amount by which its Net Worth Differential exceeds $20,000.00. (collectively, its "Post-Closing Purchase Price Adjustment").

              Northcoast/Texas' "Closing Working Capital" shall mean the difference between its "Current Purchased Assets" MINUS its Assumed Balance Sheet Liabilities, each as reflected on the Final Closing Balance Sheet (as defined in Section 3.3). Its "Current Purchased Assets" shall mean the sum of its Purchased Assets identified in clauses (a), (b), (c) and (d) of
Section 1.1, net of applicable reserves, all as reflected on the Final Closing Balance Sheet. Notwithstanding the foregoing provisions, for purposes of calculating the Closing Working Capital of Northcoast/Texas, its Current Purchased Assets will not include any accounts or notes receivable from NCI, Northcoast/America or Northcoast/Kansas, and its Assumed Balance Sheet Liabilities will not include any accounts or notes payable to NCI, Northcoast/America or Northcoast/Kansas.

              Northcoast/Texas' "Net Worth Differential" shall mean the difference between (i) the excess of all of the Purchased Assets from Northcoast/Texas (net of depreciation and amortization) over the Assumed Balance Sheet Liabilities of Northcoast/Texas, as actually reflected on the Final Closing Balance Sheet, allowing for the variances from generally accepted accounting principles identified on Schedule 4.3.1(c) hereto, MINUS
(ii) the excess of all of the Purchased Assets from Northcoast/Texas (net of depreciation and amortization) over the Assumed Balance Sheet Liabilities of Northcoast/Texas, as it would be reflected on the

Final Closing Balance Sheet if the same were prepared without allowance for any of the variances from generally accepted accounting principles identified on Schedule 4.3.1(c) hereto.

              (b) NORTHCOAST/KANSAS. As to Northcoast/Kansas, the aggregate consideration for the Purchased Assets being sold by it shall consist of the assumption by Buyer of the Assumed Liabilities applicable to Northcoast/Kansas pursuant to Section 2.1, and the payment by Buyer of the "Purchase Price" applicable to Northcoast/Kansas. The "Purchase Price" applicable to Northcoast/Kansas shall be Three Hundred Forty Thousand Dollars ($340,000.00), subject to adjustment as provided in this Section 3.1(b) based on the difference between $130,600.00 (its "Target Working Capital") and its "Closing Working Capital" (as defined below), and subject to further adjustment as provided in this Section 3.1(b) based on its "Net Worth Differential" (as defined below). If Northcoast/Kansas' Target Working Capital exceeds its Closing Working Capital, then its Purchase Price will be decreased on a dollar-for-dollar basis by the amount by which its Target Working Capital exceeds its Closing Working Capital, and if Northcoast/Kansas' Net Worth Differential exceeds zero ($0), then its Purchase Price will be decreased on a dollar-for-dollar basis by the amount by which its Net Worth Differential exceeds zero ($0). (collectively, its "Post-Closing Purchase Price Adjustment").

              Northcoast/Kansas' "Closing Working Capital" shall mean the difference between its "Current Purchased Assets" MINUS its Assumed Balance Sheet Liabilities, each as reflected on the Final Closing Balance Sheet (as defined in Section 3.3). Its "Current Purchased Assets" shall mean the sum of its Purchased Assets identified in clauses (a), (b), (c) and (d) of
Section 1.1, net of applicable reserves, all as reflected on the Final Closing Balance Sheet. Notwithstanding the foregoing provisions, for purposes of calculating the Closing Working Capital of Northcoast/Kansas, its Current Purchased Assets will not include any accounts or notes receivable from NCI, Northcoast/America or Northcoast/Texas, and its Assumed Balance Sheet Liabilities will not include any accounts or notes payable to NCI, Northcoast/America or Northcoast/Texas.

              Northcoast/Kansas' "Net Worth Differential" shall mean the difference between (i) the excess of all of the Purchased Assets from Northcoast/Kansas (net of depreciation and amortization) over the Assumed Balance Sheet Liabilities of Northcoast/Kansas, as actually reflected on the Final Closing Balance Sheet, allowing for the variances from generally accepted accounting principles identified on Schedule 4.3.1(c) hereto, MINUS
(ii) the excess of all of the Purchased Assets from Northcoast/Kansas (net of depreciation and amortization) over the Assumed Balance Sheet Liabilities of Northcoast/Kansas, as it would be reflected on the Final Closing Balance Sheet if the same were prepared without allowance for any of the variances from generally accepted accounting principles identified on Schedule 4.3.1(c) hereto.

       3.2    ESTIMATED PURCHASE PRICE PAYMENT AT CLOSING.

              At the Closing, Buyer will pay to Seller the estimated amount of the Purchase Price (i.e., $1,099,000.00 in the case of Northcoast/Texas, and $340,000.00 in the case of Northcoast/Kansas) (as to each Seller, the "Estimated Purchase Price"), subject to adjustment pursuant to Section 3.3, by means of a wire-transfer of immediately available funds to an account designated by Seller.

       3.3    ADJUSTMENTS.

              3.3.1  CLOSING BALANCE SHEET PREPARATION.

              Promptly after the Closing, each Seller will prepare a balance sheet as of the Closing (as to each Seller, its "Preliminary Closing Balance Sheet") reflecting the Purchased Assets and the Assumed Balance Sheet Liabilities. The Preliminary Closing Balance Sheet will be prepared in accordance with generally accepted accounting principles and, to the extent permitted thereby, on a basis consistent with the past practices of Seller; PROVIDED, HOWEVER, that it shall reflect only the Purchased Assets and the Assumed Balance Sheet Liabilities and may omit footnote disclosure, and PROVIDED, FURTHER, that the preparation of the Preliminary Closing Balance Sheet may vary from generally accepted accounting principles by not taking into account the accruals and adjustments identified as "GAAP Adjustments" on
Schedule 4.3.1(c) hereto. Seller conducted a physical inventory as of March 7, 1999 (the "Pre-Closing Inventory"), the results of which shall be accurately reflected in the Preliminary Closing Balance Sheet. Based on the Preliminary Closing Balance Sheet, each Seller will prepare a written calculation of its Post-Closing Purchase Price Adjustment in accordance with the provisions of Section 3.1 (as to each Seller, its "Preliminary Post-Closing Purchase Price Adjustment").

              3.3.2  CLOSING BALANCE SHEET REVIEW.

              Not later than forty-five (45) days after the Closing Date, each Seller will deliver to Buyer the Preliminary Closing Balance Sheet and such Seller's calculation of the Preliminary Post-Closing Purchase Price Adjustment. All work papers, documents and records used or generated by each Seller and its accountants and other representatives in connection with the preparation of its Preliminary Closing Balance Sheet and the calculation of the Preliminary Post-Closing Purchase Price Adjustment will be made available to Buyer. Unless Buyer gives a Seller a written objection by the thirtieth
(30th) day after Buyer's receipt of its Preliminary Closing Balance Sheet and the Preliminary Post-Closing Purchase Price Adjustment, the Preliminary Closing Balance Sheet and the Preliminary Post-Closing Purchase Price Adjustment will become final and finding on the parties and shall be deemed to be the "Final Closing Balance Sheet" with respect to that Seller and the "Final Post-Closing Purchase Price Adjustment" with respect to that Seller, respectively.

              3.3.3  CLOSING BALANCE SHEET DISPUTE.

              If Buyer objects to a Preliminary Closing Balance Sheet or to a Preliminary Post-Closing Purchase Price Adjustment and Buyer and the applicable Seller are able to resolve their dispute within fifteen (15) days after Buyer's objection, such Preliminary Closing Balance Sheet and such Preliminary Post-Closing Purchase Price Adjustment (each as adjusted to reflect such resolution) will become final and binding on the parties and shall be deemed to be the "Final Closing Balance Sheet" of that Seller and the "Final Post-Closing Purchase Price

Adjustment" of that Seller respectively. If Buyer objects to a Preliminary Closing Balance Sheet or to a Preliminary Post-Closing Purchase Price Adjustment and Buyer and the applicable Seller are unable to resolve their dispute within fifteen (15) days after Buyer's objection, the dispute will be resolved in accordance with the terms of this Agreement by the firm of Arthur Andersen LLP (the "Independent Accountants"). The Independent Accountants will be instructed to perform their services as expeditiously as possible. The resolution of the Independent Accountants shall be presented in a "Final Closing Balance Sheet" with respect to that Seller and a "Final Post-Closing Purchase Price Adjustment" with respect to that Seller, each prepared by the Independent Accountants, which shall be final and binding on the parties.
The fees and expenses of the Independent Accountants for the resolution of any dispute shall be paid by Buyer and each Seller in inverse proportion to the respective amounts of the disputed matters which are resolved in its favor. For example, if:

       (a) Buyer claims that the Final Post-Closing Purchase Price Adjustment with respect to a Seller should be $100;

       (b) that Seller claims that its Final Post-Closing Purchase Price Adjustment should be $20; and

       (c) the Independent Accountants determine that its Final Post-Closing Purchase Price Adjustment is $40;

then the fees and expenses of the Independent Accountants would be paid 25% by that Seller (i.e., 20 DIVIDED BY 80), and 75% (i.e., 60 DIVIDED BY 80) by Buyer.

       3.4    POST-CLOSING REFUND.

              If, after giving effect to the Final Post-Closing Purchase Price Adjustment, the Purchase Price applicable to a Seller is decreased, then the applicable Seller shall refund to Buyer the amount of such decrease by means of a wire-transfer of immediately available funds to an account designated by Buyer. Any such post-closing refund shall be made not more than three (3) days after the Preliminary Post-Closing Purchase Price Adjustment of that Seller becomes the Final Post-Closing Purchase Price Adjustment of that Seller.

       3.5    ALLOCATION OF PURCHASE PRICE.

              The fair market values of the Purchased Assets and the allocation of the Purchase Price among the Purchased Assets for purposes of
Section 1060 of the Internal Revenue Code shall be as set forth on Schedule 3.5-1, in the case of Purchased Assets sold by Northcoast/Texas, and Schedule 3.5-2, in the case of Purchased Assets sold by Northcoast/Kansas. Buyer and each Seller shall each be bound by such determinations of fair market value and allocation of Purchase Price and shall complete and attach Internal Revenue Service Form 8594 to their respective Tax returns accordingly.

                                   ARTICLE 4

           REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS

              Seller and each Shareholder jointly and severally represent and warrant to Buyer as follows:


       4.1    ORGANIZATION.

              4.1.1  ORGANIZATION AND POWER.

              Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Seller has full corporate power (i) to own, lease and operate its assets and carry on its business as and where such assets are now owned or leased and as such business is presently being conducted, and (ii) to execute, deliver and perform this Agreement and all other agreements and documents to be executed and delivered by it in connection herewith.

              4.1.2  QUALIFICATION.

              In the case of Northcoast/Texas, Schedule 4.1.2-1, and in the case of Northcoast/Kansas, Schedule 4.1.2-2, lists each state or foreign country in which Seller (i) owns or leases real property, (ii) has employees or sales agents, or (iii) maintains inventory. Seller is qualified to do business as a foreign corporation in each of the states and foreign countries listed in Schedule 4.1.2-1 or Schedule 4.1.2-2, as applicable. Seller is not required to be qualified to do business in any other state or foreign country where the failure to be so qualified would have a material adverse effect on Seller.

              4.1.3  OTHER VENTURES.

              Seller does not have any ownership interest in any other business entity, is not a member of any partnership, joint venture or limited liability company, and has never operated as a subsidiary or division of any other corporation or other business entity.

              4.1.4  OWNERSHIP OF SELLER.

              All of the issued and outstanding shares of capital stock of Seller are owned of record and beneficially by Shareholders.

       4.2    AGREEMENTS.

              4.2.1  SELLER ENFORCEABILITY.

              All requisite corporate action to approve, execute, deliver and perform this Agreement and every other agreement and document delivered or to be delivered by Seller in connection herewith has been taken by Seller, its board of directors, and its shareholders. This

Agreement and every other agreement and document delivered or to be delivered by Seller in connection herewith has been, or upon delivery will be, duly executed and delivered by Seller and constitutes a binding obligation of Seller, enforceable in accordance with its terms.

              4.2.2  SHAREHOLDER ENFORCEABILITY.

              Each Shareholder has full power and capacity to execute, deliver and perform this Agreement and every other agreement and document delivered or to be delivered by such Shareholder in connection herewith. This Agreement and every other agreement and document delivered or to be delivered by each Shareholder in connection herewith has been, or upon delivery will be, duly executed and delivered by such Shareholder and constitutes a binding obligation of such Shareholder, enforceable in accordance with its terms.

              4.2.3  CONSENTS.

              Except as set forth on Schedule 4.2.3, no approval or consent of, or filing with, any person, entity or governmental authority is required in connection with the transactions contemplated hereby or the execution, delivery or performance by Seller or either Shareholder of this Agreement or any other agreement or document delivered or to be delivered by or on behalf of Seller or either Shareholder in connection herewith.

              4.2.4  NO CONFLICTS.

              Except as set forth on Schedule 4.2.4, no action taken by or on behalf of Seller or either Shareholder in connection herewith, including but not limited to the execution, delivery and performance of this Agreement and each other agreement and document delivered to be delivered by any of them in connection herewith, (i) gives rise to a right of termination or acceleration or the loss or impairment of any material right or benefit under any Contract by which Seller or any of its assets is bound, (ii) disrupts or impairs any business relationship which Seller has with any dealer, distributor, sales representative, supplier or customer, (iii) conflicts with or violates any law, Seller's Articles of Incorporation, Seller's Code of Regulations, any Contract by which Seller or either Shareholder is bound, or any order, arbitration award, judgment, decree or other similar restriction to which Seller or either Shareholder is subject, or (iv) constitutes an event which, after notice or lapse of time or both, could result in any of the foregoing.

       4.3    FINANCIAL.

              4.3.1  FINANCIAL RECORDS.

              (a) Schedule 4.3.1-1 consists of (i) the balance sheets of Northcoast/Texas as of December 31, 1997, 1996 and 1995 and the related statements of income and retained earnings for the twelve-month periods then ended, and (ii) the balance sheet of Northcoast/Texas as of November 30, 1998, and the related income statement for the 11-month period then ended, and (iii) the balance sheet of Northcoast/Texas as of January 31, 1999 (as to Northcoast/Texas, its "Acquisition Balance Sheet"), all as prepared by Northcoast/Texas.

              (b) Schedule 4.3.1-2 consists of (iii) the balance sheets of Northcoast/Kansas as of December 31, 1997 and 1996 and the related statements of income and retained earnings for the twelve-month periods then ended, and
(iv) the balance sheet of Northcoast/Kansas as of November 30, 1998, and the related income statement for the 11-month period then ended, and (v) the balance sheet of Northcoast/Kansas as of January 31, 1999 (as to Northcoast/Kansas, its "Acquisition Balance Sheet"), all as prepared by Northcoast/Kansas.

              (c) Except as expressly disclosed in Schedule 4.3.1(c), all such financial statements were prepared from each Seller's books of account in accordance with generally accepted accounting principles, consistently applied, are accurate and complete, and present fairly the financial position and results of operations of Seller at the dates and for the periods indicated, except, in the case of the Acquisition Balance Sheet and related income statement, for customary year-end adjustments of a normal recurring type which would not be material in the aggregate and the absence of footnotes. The books of account of Seller accurately reflect all items of income and expense (including, but not limited to, accruals) and all assets and Liabilities of Seller in accordance with normal accrual accounting practices, subject to customary year-end adjustments of a normal, recurring type which would not be material in the aggregate.

              4.3.2  LIABILITIES.

              Seller has no Liabilities except (i) to the extent provided for or reserved against on the Acquisition Balance Sheet, (ii) current Liabilities which have arisen in the ordinary course of business consistent with past practice since the date of the Acquisition Balance Sheet (all of which have been recorded on Seller's books), or (iii) as listed on Schedule
4.3.2. Since the date of the Acquisition Balance Sheet, there has not been any incurrence (whether discharged or not) of any Liability by Seller other than current Liabilities incurred in the ordinary course of business consistent with past practice.

              4.3.3  NO CHANGES.

              Since the date of the Acquisition Balance Sheet, Seller has been operated only in the ordinary course, consistent with past practice. Since that date, there has not been any adverse change, or event or circumstance which might reasonably be expected to result in an adverse change, in Seller's assets, Liabilities, operating performance, business relationships or prospects. Since the date of the Acquisition Balance Sheet, there has been no change in any accounting policy or practice of Seller, including practices with respect to the payment of accounts payable or the collection of accounts receivable. Since the date of the Acquisition Balance Sheet, Seller has not paid any dividend (whether in cash or in property) or engaged in any transaction that has resulted in any shareholder of the Company, any relative of a shareholder of the Company, or any entity affiliated with any such shareholder or relative receiving any direct or indirect economic benefit, other than payments of normal wages, salaries or rents, and reimbursement of deductible business expenses actually incurred in the ordinary course of business.

              4.3.4  TAXES.

              All tax returns, reports and declarations (collectively, "Tax Returns") required by any governmental authority to be filed in connection with the properties, business, income, expenses, net worth or franchises of Seller have been timely filed, and all such Tax Returns are correct and complete. Seller has delivered to Buyer copies of each of its most recent federal, state and local Tax Returns. All governmental taxes, charges or assessments and related deficiencies, interest and penalties (collectively, "Taxes") due in connection with the properties, business, income, expenses, net worth or franchises of Seller have been paid. There are no Tax claims, audits or proceedings pending in connection with the properties, business, income, expenses, net worth or franchises of Seller, and, to the best knowledge of Seller and each Shareholder, there are no such threatened claims, audits or proceedings.

       4.4    LEGAL.

              4.4.1  COMPLIANCE WITH LAWS.

              Seller is not in violation of (i) any outstanding arbitration award, judgment, order or decree, or (ii) any law, regulation or ordinance (each, a "law"), including any law relating to discrimination, employment practices, protection of the environment, occupational health or safety, working conditions, payroll withholding, pensions, zoning, or Taxes. Except as disclosed on Schedule 4.4.1, there have been no allegations of or inquiries concerning any violations of any law by Seller within the past three years. Neither Seller nor either Shareholder has received any notice or allegation from any governmental authority of any jurisdiction to the effect that Seller is or might be required to acquire or modify any asset or change any aspect of its business operations in order to comply with any applicable law. Except as listed on Schedule 4.4.1, no permits, licenses, approvals or authorizations of any governmental authority are required to conduct Seller's business. All such permits, licenses, approvals and authorizations have been legally obtained and maintained by Seller and are in full force and effect. No proceeding is pending to revoke or limit any of them or otherwise to impose any conditions or obligations on the possession or transfer of any of them. In addition, there is no state of facts or event which could reasonably be expected to form the basis for any revocation or limitation of them or other imposition of conditions or obligations on the possession or transfer of any of them. In the past three years, there have been no claims, notices, orders or directives issued by any governmental authority with respect to the Business or any of Seller's assets. Seller is not required to make, and has no reasonable expectation that Buyer will be required to make in order to operate the Business after the Closing, any expenditures to achieve or maintain compliance with any law, except in amounts similar to those reflected in the financial statements contained on Schedule 4.3.1.

              4.4.2  PRODUCT AND SERVICE WARRANTIES.

              Except as set forth on Schedule 4.4.2, there have been no product warranty or service warranty claims made by customers of Seller in the past three years and there are no product warranties or service warranties outstanding or currently being offered to customers of Sellers.

              4.4.3  PRODUCT LIABILITY.

              Except as set forth on Schedule 4.4.3, no claims alleging bodily injury or property damage as a result of any defect in the design or manufacture of any product or the breach of any duty to warn, test, inspect or instruct of dangers therein (each a "Product Liability Claim"), have been made or threatened against Seller within the past three years. There are no defects in the design or manufacture of products manufactured or sold by Seller which defects could result in a Product Liability Claim, and there has not been any failure by Seller to warn, test, inspect or instruct of dangers which could form the basis for a product recall or any Product Liability Claim against Seller.

              4.4.4  LITIGATION.

              Except as set forth on Schedule 4.4.4, no claim, litigation, investigation or proceeding is pending or, to the knowledge of Seller and either Shareholder, threatened against Seller or involving Seller has been concluded in the past three years, and there is no state of facts or event which could reasonably be expected to form the basis for such a claim, litigation, investigation or proceeding. No arbitration award, judgment, order, decree or similar restriction is outstanding against or relating to Seller or its assets, business or products.

       4.5    BUSINESS.

              4.5.1  EMPLOYMENT.

              Northcoast/Texas employs a total of seventeen (17) employees. Northcoast/Kansas employs a total of two (2) employees. Seller does not use any leased or temporary employees. Schedule 4.5.1 lists the names, current annual compensation rates and other compensation arrangements of all of Seller's employees whose compensation paid or accrued during 1998 exceeded $50,000.00 on an annualized basis. Seller has paid in full to all employees, or made appropriate accruals for on its books of account, all wages, commissions, bonuses and other direct compensation for all services performed by its employees. Seller has withheld or collected from each payment made to each of its employees the amount of all Taxes required to be withheld or collected therefrom, and Seller has paid the same when due to the proper governmental authorities. Except as set forth on Schedule 4.5.1, during the past three years there have been no controversies, grievances or claims by any of the employees, former employees or beneficiaries of any employees of Seller with respect to their employment or employment benefits, including but not limited to any discrimination claims, sexual harassment claims or workers' compensation claims. There is no union representation of any of Seller's employees and, to the knowledge of Seller and each Shareholder, there has never been any attempt by a labor organization to organize Seller's employees into a collective bargaining unit. Since the date of the Acquisition Balance Sheet, there has not been any general increase made or promised in the level or rate of salaries or other compensation of any of Seller's employees.

              4.5.2  EMPLOYMENT TERMINATION.

              Upon the termination of employment of any of Seller's employees, Buyer will not by reason of anything done prior to or at the Closing be liable to any of Seller's employees for so-called "severance pay" or any other payments. To the knowledge of Seller and each Shareholder, none of the employees of Seller intends to resign or seek other employment as a result of the transactions contemplated hereby or otherwise.

              4.5.3  CONTRACTS.

              Schedule 4.5.3 contains a complete and accurate list of:

              (a) all Contracts to which Seller is a party or by which it is bound, involving amounts in excess of $50,000.00 or which are cancelable by Seller only after giving at least 30 days' notice;

              (b) all loan, financing, security, credit or other Contracts evidencing or relating to indebtedness, guarantees or Liens;

              (c) all Contracts with distributors, dealers or sales representatives;

              (d) all management, employment, consulting, or agency Contracts and all collective bargaining Contracts;

              (e)    all Contracts providing employee benefits;

              (f) all Contracts which contain an obligation of confidentiality with respect to information furnished by Seller to a third party or received by Seller from a third party;

              (g) all Contracts containing covenants limiting the freedom of Seller to compete in any line of business or with any person or in any geographic area or market;

              (h) all Contracts relating to patents, trademarks, trade names or copyrights or applications for any of the foregoing, inventions, trade secrets or other proprietary information;

              (i) all Contracts relating to the past or present disposal of waste;

              (j) all Contracts pursuant to which Seller leases or subleases any real property, or any interest therein, from or to any person;

              (k) all Contracts pursuant to which Seller leases or subleases any personal property, or any interest therein, from or to any person;

              (l) all Contracts with any shareholder, officer, director, consultant or employee of Seller, or any relative of any of the foregoing, or any corporation, partnership, limited liability company or other entity directly or indirectly owned or controlled by either Shareholder, or one or more of their respective relatives; and

              (m) all other Contracts entered into other than in the ordinary course of business consistent with past practice, including but not limited to Contracts (i) with suppliers for the purchase of goods or services in excess of normal requirements or at prices in excess of the current market price, (ii) for the sale by Seller of goods or services at prices not reasonably calculated to produce gross profit margins consistent with those achieved by Seller during its three prior fiscal years, or (iii) which contain terms or conditions which Seller cannot reasonably expect to fulfill in their entirety.

Seller has delivered to Buyer accurate and complete copies of each such written Contract, and an accurate and complete written description of each such oral Contract, in each case with all modifications and amendments thereto. Since the date of the last year-end balance sheet included in the financial statements on Schedule 4.3.1, there has been no modification or termination of any Contract under circumstances which might have an adverse effect on Seller.


              4.5.4  COMPLIANCE WITH CONTRACTS.

              With respect to each Contract which is required to be disclosed on any Schedule to this Agreement, and with respect to each Contract, Seller's obligations under which are being assumed by Buyer hereunder, (i) Seller is not in default under or in violation thereof, and (ii) no event has occurred which, with notice or lapse of time or both, would constitute such a default or violation. There have been no discussions or correspondence concerning the breach by Seller of, or the termination of, any of such Contracts. To the knowledge of Seller and each Shareholder, there is no default under or violation of any such Contract by any other party thereto.

              4.5.5  INSURANCE.

              Schedule 4.5.5 lists all insurance policies maintained by Seller and identifies for each such policy the following information: underwriter, policy number, coverage type, premium, expiration date, coverage amount and deductible. All such policies are in full force and effect, and all premiums have been paid. Seller is not, and has not been at any time, subject to Liability as a self-insurer. Schedule 4.5.5 also sets forth a description of all claims pending under such insurance policies.

              4.5.6  CUSTOMERS AND SUPPLIERS.

              No customer or supplier which has accounted for more than two percent (2%) of Seller's sales or purchases in the past year and no other customer or supplier material to Seller's business (including any supplier which is Seller's sole source of supply of any product or service) has terminated, or threatened to terminate, its relationship with Seller or has during the past year decreased or delayed materially, or threatened to decrease or delay materially, its purchases from Seller or its sale of services or supplies to Seller, and there is no state of facts or event which could reasonably be expected to form the basis for such a decrease or delay.

To the knowledge of Seller and each Shareholder, the transactions contemplated by this Agreement will not adversely affect the relationship of Seller with any customer or supplier. Seller is not required, in the ordinary course of business, to provide any bonding or any other financial security arrangements in connection with transactions with any supplier.

              4.5.7  PURCHASES AND SALES.

              Since the date of the most recent year-end balance sheet included in the financial statements on Schedule 4.3.1, Seller has not made any purchase commitments in excess of its normal business requirements and there has not been any reduction in the aggregate dollar volume of Seller's backlog of sales orders.

              4.5.8  PREPAYMENTS AND DEPOSITS.

              Except as disclosed on Schedule 4.5.8, Seller has not received any prepayments or deposits from customers for products to be shipped, or for services to be performed, after the Closing.

              4.5.9  CAPITAL PROJECTS.

              Schedule 4.5.9 contains a description of all capital projects committed for or authorized by Seller involving the expenditure of $10,000.00 or more. Except as disclosed on Schedule 4.5.9, the estimated aggregate cost of completing all capital projects does not exceed $50,000.00.

       4.6    EMPLOYEE BENEFITS.

              Except as otherwise set forth on Schedule 4.6, Seller does not maintain and is not required to contribute to any employee benefit plan, welfare benefit plan or pension plan. Seller has delivered to Buyer accurate and complete copies of each such written plan, and an accurate and complete written description of each such oral plan, in each case with all modifications and amendments thereto. Each employee benefit plan, welfare benefit plan or pension plan maintained by Seller has been operated in accordance with its terms and all applicable laws. Seller has not engaged in any prohibited transaction with respect to any employee benefit plan which it maintains or to which it contributes. Seller has the right to amend or terminate, without the consent of any other person or entity, any employee benefit plan which it maintains, except as otherwise prohibited by law. No welfare benefit plan maintained by Seller is funded by a trust or fails to satisfy any applicable requirement for tax-favored treatment. There are no unfunded benefit liabilities or accumulated funding deficiencies under any pension plan maintained by Seller. Seller is not required, nor has it ever been required, to contribute to or with respect to any multiemployer plan.

       4.7    ASSETS.

              4.7.1  TITLE.

              The Purchased Assets are free and clear of all Liens. All of the Contracts of Seller with respect to which Buyer is acquiring any rights hereunder are valid, are in full force and effect, and are enforceable in accordance with their terms by Seller. There exists no condition affecting the title to or use of any part of the Purchased Assets which would prevent Buyer from occupying, using or enforcing its rights with respect to any part of the Purchased Assets to the same full extent that Seller could continue to do so if the transactions contemplated hereby did not take place.

              4.7.2  RECEIVABLES.

              All of Seller's accounts receivable represent valid obligations arising from sales actually made or services actually performed. None of Seller's accounts receivable is subject to any set-off or counterclaim, and, to the knowledge of Seller and each Shareholder, all of Seller's accounts receivable are collectible to the extent included in the Final Closing
Balance Sheet. Schedule 4.7.2 sets forth a 30/60/90 day aging summary of Seller's accounts receivable as of January 31, 1999. Seller has delivered to its Buyer its complete aging schedule of accounts receivables as of such date.

              4.7.3  INVENTORIES.

              All inventory has been valued on the Acquisition Balance Sheet and on Seller's records and books of account at the lower of cost (determined on a first-in, first-out basis) or market value on a basis consistent with that reflected in the annual financial statements included on Schedule 4.3.1-1 or Schedule 4.3.1-2. Obsolete inventory and inventory of below-standard quality has been written down to amounts not in excess of net realizable value. All of Seller's finished goods inventories are currently salable in the ordinary course of business consistent with past practice at gross profit margins consistent with the levels reflected in the annual financial statements included on Schedule 4.3.1-1 or Schedule 4.3.1-2. All of Seller's work-in-process, raw materials and supplies inventories can be used or consumed in the usual and ordinary course of business as now conducted and are not in amounts in excess of normal requirements. The Pre-Closing Inventory was conducted in accordance with Seller's past practices and will be accurately reflected in the Preliminary Closing Balance Sheet. Seller's actual inventories as of the Closing will be the same as reflected in the Pre-Closing Inventory except for sales or purchases of inventory in the ordinary course of business during the period from March 7, 1999, to the Closing.

              4.7.4  ENVIRONMENTAL MATTERS.

              Seller has not generated, used, treated, released, stored or disposed of any Hazardous Substances or any Hazardous Waste (as such terms are hereinafter defined) in a manner that has caused or could cause Seller or Buyer to incur any Liability under any applicable laws. Seller has complied in all respects with all federal, state and local environmental laws, rules and regulations applicable to Seller and its operations. To the knowledge of Seller and each Shareholder, there are no underground storage tanks located on (nor, to the knowledge of Seller and each Shareholder, have any underground storage tanks been removed from) any real property currently owned or leased by Seller or formerly owned or leased by Seller. For purposes of this Agreement, the term "Hazardous Substances" shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the regulations thereunder, or as defined by any similar law of any jurisdiction where Seller has conducted business or has generated, used, treated, released, stored or disposed of any Hazardous Substances, and also shall include petroleum products, asbestos, urea formaldehyde and polychlorinated biphenyls. For purposes of this Agreement, the term "Hazardous Waste" shall have the meaning set forth in the Resource Conversation and Recovery Act, as amended, and the regulations thereunder, or as defined by any similar law of any jurisdiction where Seller has conducted business or has generated, used, treated, released, stored or disposed of any Hazardous Waste. To the knowledge of Seller and each Shareholder, there has not been any release of Hazardous Substances or Hazardous Waste at or from any properties adjacent to any current or former facilities of Seller. To the knowledge of Seller and each Shareholder, there are no materials containing asbestos or urea formaldehyde incorporated into the building or interior improvements that are part of Seller's owned or leased facilities, and there is no equipment or fixture containing any polychlorinated biphenyls located at any of Seller's owned or leased facilities.

              4.7.5  CONDITION.

              All of the tangible assets included among the Purchased Assets, and all of the tangible assets covered by any Contracts listed on Schedule 2.1(c), are in good operating condition, normal wear and tear excepted, neither require nor are reasonably expected to require any special or extraordinary expenditures to remain in such condition beyond maintenance and repairs necessary in the ordinary course of business, and are capable of being used for their intended purpose in the ordinary course of business consistent with past practice.

              4.7.6  LOCATION.

              All of the Purchased Assets being sold by Northcoast/Texas hereunder are located at the address or addresses set forth on Schedule 4.7.6-1. All of the Purchased Assets being sold by Northcoast/Kansas hereunder are located at the address or addresses set forth on Schedule 4.7.6-2.

              4.7.7  INTELLECTUAL PROPERTY.

              Schedule 4.7.7 lists all Intellectual Property Rights owned by Seller or in which (as noted on such Schedule) Seller has any rights or licenses. To the knowledge of Seller and each Shareholder, there has not been any infringement or alleged infringement by others of any such Intellectual Property Rights. Except as set forth on Schedule 4.7.7, Seller is not a party to any Contract, whether as licensor, licensee, franchisor, franchisee, dealer, distributor or otherwise, with respect to any Intellectual Property Rights. Seller has the right to use all Intellectual Property Rights as are necessary to enable Seller to conduct, and Buyer to continue to conduct after the Closing, all phases of the Business in the manner presently conducted by Seller, and that use has not conflicted with, infringed upon or otherwise violated any rights of any person or entity. Seller has the unrestricted right to sell or assign to Buyer all such Intellectual Property Rights and all such licenses or other rights. The Intellectual Property Rights listed on Schedule 4.7.7 are valid and in full force and effect and are not subject to any Taxes, maintenance fees, or actions falling due within the next three months. Except as set forth on
Schedule 4.7.7, there have been no interference actions or other judicial, arbitration or other adversary proceedings concerning the Intellectual Property Rights listed on Schedule 4.7.7. Seller has not infringed any intellectual property right or other right of any other person or entity. To the knowledge of Seller and each Shareholder, none of the Intellectual Property Rights has been used, divulged or appropriated for the benefit of any past or present employees of Seller or any other person or entity, or to the detriment of Seller. Seller has not disposed of or permitted to lapse, or otherwise failed to preserve Seller's right to use, any rights referenced in this Section 4.7.7.

              4.7.8  EXTENT.

              The Purchased Assets include all assets used by Seller to conduct the Business in the ordinary course as presently conducted, all assets reflected on the Acquisition Balance Sheet, and all assets acquired by Seller after the date of the Acquisition Balance Sheet, except those assets of Seller which (i) have been disposed of prior to the Closing in the ordinary course of business consistent with past practice, (ii) have been disposed of with the prior written consent of Buyer, or (iii) constitute Retained Assets. Since the date of the most recent fiscal year-end balance sheet included on Schedule 4.3.1, there has not been any damage to or disposition (except for the sale of inventory in the ordinary course of business consistent with past practice) or loss of (whether or not covered by insurance) any asset of Seller. Over the period covered by the financial statements included on Schedule 4.3.1, no aspect of the Business was conducted by any affiliate of Seller or any affiliate of either Shareholder or any former shareholder of Seller.

       4.8    REAL PROPERTY.

              Complete and accurate legal descriptions of all real property owned or leased by Northcoast/Texas are set forth on Schedule 4.8-1. Complete and accurate legal descriptions of all real property owned or leased by Northcoast/Kansas are set forth on Schedule 4.8-2. There is no state of facts or event which could reasonably be expected to form the basis for any condemnation proceedings which could effect such real property or any future improvements by any public authority, any part of the cost of which could be assessed against such real property. In the past three years, Seller has not experienced any interruption in the delivery of adequate utilities required in the operation of the Business. The roof and foundation of the real property owned or leased by Seller are watertight and free of leaks, seepages and moisture.

       4.9    ADDITIONAL MATTERS.

              4.9.1  CONFLICTS OF INTEREST.

              Except as set forth on Schedule 4.9.1, no shareholder, director or employee of Seller, nor any relative of any shareholder, director or employee of Seller, nor any affiliate of any of the foregoing, (i) owns, directly or indirectly, any interest in, or is an employee or agent of, any entity which is a competitor, lessor, lessee, customer or supplier of Seller,
(ii) owns, directly or indirectly, any interest in any tangible or intangible property, asset or right which Seller uses in its business, (iii) has any cause of action or claim against, owes any amount to, or is owed any amount by Seller other than salary and reimbursement of deductible business expenses in the ordinary course of business, or (iv) is a party to any Contract with Seller.

              4.9.2  FULL DISCLOSURE.

              No representation or warranty by Seller or either Shareholder in this Agreement, and no statement contained in any Schedule to this Agreement, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. To the knowledge of Seller and each Shareholder, there is no event or circumstance which Seller has not disclosed to Buyer in writing which adversely affects or could reasonably be expected to adversely affect the business, prospects, or condition (financial or otherwise) of Seller or the ability of Seller or either Shareholder to perform this Agreement.

                                   ARTICLE 5

                   REPRESENTATIONS AND WARRANTIES OF BUYER

              Buyer represents and warrants to Seller and Shareholders as follows:


       5.1    ORGANIZATION AND POWER.

              Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Buyer has full corporate power to execute, deliver and perform this Agreement and all other agreements and documents to be executed and delivered by it in connection herewith.

       5.2    AGREEMENTS.

              5.2.1  ENFORCEABILITY.

              All requisite corporate action to approve, execute, deliver and perform this Agreement and each other agreement and document delivered or to be delivered by Buyer in connection herewith has been taken by Buyer. This Agreement and every other agreement and document delivered or to be delivered by Buyer in connection herewith has been, or upon delivery will be, duly executed and delivered by Buyer and constitutes a binding obligation of Buyer, enforceable in accordance with its terms.

              5.2.2  CONSENTS.

              No approval or consent of, or filing with, any person, entity or governmental authority is required in connection with the transactions contemplated hereby or the execution, delivery or performance by Buyer of this Agreement or any other agreement or document delivered or to be delivered by or on behalf of Buyer in connection herewith, except for filings required to be made by Buyer or its affiliates under the Securities Exchange Act of 1934, as amended, and the regulations thereunder.

              5.2.3  NO CONFLICTS.

              No action taken by or on behalf of Buyer in connection herewith, including, but not limited to, the execution, delivery and performance of this Agreement and each other agreement and document delivered or to be delivered by it in connection herewith, (i) conflicts with or violates any law, Buyer's Articles of Incorporation, Buyer's Code of Regulations, or any Contract by which Buyer is bound, or (ii) constitutes an event which, after notice or lapse of time or both, could result in any of the foregoing.

                                  ARTICLE 6

                         CLOSING; CLOSING CONDITIONS

       6.1    CLOSING.

              The consummation of the purchase and sale of the Purchased Assets and the other transactions contemplated hereby (as to each Seller, the "Closing") shall take place simultaneously with the execution and delivery of this Agreement on the date hereof, or on such other date as Buyer and Seller may agree in writing, at the offices of Calfee, Halter & Griswold LLP at 800 Superior Avenue, Suite 1400, Cleveland, Ohio 44114, or at such other place as Buyer and Seller may agree in writing. The date on which the Closing occurs is referred to herein, as to each Seller, as the "Closing Date." The transfers and deliveries described in this Article 6 shall be mutually interdependent and shall be regarded as occurring simultaneously, and, notwithstanding any other provision of this Agreement, no such transfer or delivery shall become effective or shall be deemed to have occurred until all of the other transfers and deliveries provided for in this Article 6 shall also have occurred or have been waived. Such transfers and deliveries shall be deemed to have occurred and the Closing shall be effective as of the commencement of business of Seller on the Closing Date.

       6.2    CONDITIONS TO BUYER'S OBLIGATION.

              The obligation of Buyer to perform this Agreement with respect to EITHER Seller is subject to satisfaction of the following conditions at or before the Closing with respect to BOTH Sellers:

              (a) AGREEMENTS PERFORMED. Seller and each Shareholder shall have performed all of the obligations under this Agreement to be performed by them at or before the Closing;

              (b) REPRESENTATIONS AND WARRANTIES ACCURATE. The representations and warranties of Seller and Shareholders contained herein shall continue to be accurate in all material respects just as if made at and as of the Closing;

              (c) CERTIFICATE OF SELLER AND SHAREHOLDERS. Buyer shall have received a certificate from Seller and each Shareholder certifying as to the fulfillment of the conditions set forth in Sections 6.2(a) and 6.2(b), signed by Seller's chief executive officer and each Shareholder;

              (d) NAME CHANGE. Seller shall have caused to be taken all corporate and shareholder action necessary in order to adopt an amendment to Seller's Articles of Incorporation changing Seller's corporate name to one not including either of the words "Northcoast" or "Cryogenics," and Seller shall have delivered to Buyer a Certificate of Amendment with respect to such amendment, duly executed by an authorized officer of Seller and in proper form for filing with the Ohio Secretary of State, and all such other documentation as may be necessary to permit Buyer to use Seller's corporate name in the State of Ohio and in all other states in which Seller is qualified to do business as a foreign corporation;

              (e) GOOD STANDING. Buyer shall have received a certificate as to Seller's good standing, dated no more than 10 days prior to the Closing Date, from the secretary of state of Ohio and of each other state in which Seller is qualified to do business as a foreign corporation;

              (f) NO CHANGE. There shall not have occurred any material adverse change, or any event, fact or circumstance which might reasonably be expected to result in a material adverse change, in the financial condition, results of operations, assets, business or prospects of Seller;

              (g) LEGAL ACTION. There shall be no pending or threatened legal action or inquiry which challenges the validity or legality of or seeks to or could reasonably be expected to prevent, delay or impose conditions on the consummation of the transaction contemplated by this Agreement;

              (h) LIEN TERMINATIONS. Buyer shall have received terminations or releases of all Liens on the Purchased Assets, including any required Uniform Commercial Code termination statements. In order to secure any such termination or release from the holder of any such Lien, Buyer may, upon appropriate instructions from the holder of such Lien, deduct from the portion of the Estimated Purchase Price otherwise payable to Seller at the Closing pursuant to Section 3.2 the amount of the indebtedness secured by such Lien and pay such amount over to such lienholder for the account of Seller, and such payment to such lienholder shall constitute payment to Seller for purposes of Section 3.2 and Section 6.3(e);

              (i) TRANSFER INSTRUMENTS. Buyer shall have received a general bill of sale and assignment substantially in the form attached hereto as Exhibit 6.2(i), and such certificates of title, assignments, and other instruments of transfer as shall be required to permit Buyer to acquire the Purchased Assets free and clear of all Liens, in each case duly executed by Seller;

              (j) CONSENTS. Buyer shall have received all consents, approvals, permits, licenses and registrations of all persons, entities, and governmental authorities necessary for Buyer, Seller and each Shareholder to execute, deliver and perform this Agreement and for Buyer to operate the Business as heretofore conducted;

              (k) ESTOPPEL CERTIFICATES; EVIDENCE OF DUE AUTHORIZATION, ETC. Buyer shall have received an estoppel certificate from each lessor of real property leased by Seller to the effect that Seller has not breached any of its obligations to such lessor and an agreement from each mortgagee of such lessor to the effect that so long as Buyer fulfills Seller's post-Closing obligations under the applicable lease, Buyer will be entitled to occupy the premises for the remainder of the lease term and will be entitled to all other rights of Seller under such lease;

              (l) REAL ESTATE LEASES. Northcoast/America shall have received (i) a lease agreement with respect to the premises located at 6875 Old U.S. 223, Ottawa Lake, Michigan 49267 (the "Michigan Lease"), including the form of Purchase and Sale Agreement appended thereto (the "Michigan Option Agreement"), mutually satisfactory to Buyer and Northcoast Real Estate, Ltd., an Ohio limited liability company ("NREL"), with the Michigan Lease duly executed by NREL, and (ii) a lease agreement with respect to the premises located at 127 Rickman Industrial Drive, Holly Springs, Georgia 30142 (the "Georgia Lease"), mutually satisfactory to Buyer and NREL, duly executed by NREL; and Buyer shall have received a lease agreement with respect to the premises located at 16655 Buffalo Speedway, Houston, Texas 77047 (the "Texas Lease"), including the form of Purchase and Sale Agreement appended thereto (the "Texas Option Agreement"), mutually satisfactory to Buyer and F&B Real Estate LLC, an Ohio limited liability company ("F&B"), with the Texas Lease duly executed by F&B; and all prior lease agreements with respect to such Michigan, Georgia and Texas facilities shall have been terminated to Buyer's satisfaction;

              (m) EMPLOYMENT AGREEMENT. Buyer shall have received an Employment Agreement in a form mutually satisfactory to Buyer and Mark A. Bauman, duly executed by Mark A. Bauman;

              (n) OTHER CLOSINGS. The "Closing," as defined in that certain Stock Purchase Agreement, dated as of the date of this Agreement (the "Stock Purchase Agreement"), by and between Buyer and Mark A. Bauman with respect to all of the issued and outstanding shares of the capital stock of Northcoast of America Cryogenic Inc., an Ohio corporation ("Northcoast/America"), shall have occurred; and the "Closing," as defined in that certain Agreement and Plan of Merger, dated as of the date of this Agreement (the "NCI Merger Agreement"), by and among Chart Industries, Inc., a Delaware corporation ("Chart"), NCI Acquisition Corp., an Ohio corporation, Shareholders and NCI Sales and Leasing, Inc., an Ohio corporation ("NCI"), shall have occurred;

              (o)    {Intentionally omitted.}

              (p) RELEASE OF GUARANTY. Northcoast/Texas shall have received an unconditional release of its obligations under that certain Commercial Guaranty, dated September 3, 1998, by Northcoast/Texas in favor of Heller Financial, Inc., and evidence of such release shall have been given to Buyer;

              (q) OTHER. Buyer shall have received each other document required to be delivered to Buyer hereunder.

Any agreement or document to be delivered to Buyer pursuant to this Section 6.2, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance satisfactory to Buyer.

       6.3    CONDITIONS TO SELLER'S AND SHAREHOLDERS' OBLIGATIONS.

              The obligations of each Seller and Shareholders to perform this Agreement are subject to satisfaction of the following conditions at or before the Closing with respect to BOTH Sellers:

              (a) AGREEMENTS PERFORMED. Buyer shall have performed all of the obligations under this Agreement to be performed by it at or before the Closing;

              (b) REPRESENTATIONS ACCURATE. The representations and warranties of Buyer contained herein shall continue to be accurate in all material respects just as if made at and as of the Closing;

              (c) CERTIFICATE OF BUYER. Seller shall have received a certificate from Buyer certifying as to the fulfillment of the conditions set forth in Sections 6.3(a) and 6.3.(b), signed by Buyer's chief executive officer;

              (d) LEGAL ACTION. There shall be no pending or threatened legal action or inquiry which challenges the validity or legality of or seeks to or could reasonably be expected to prevent, delay or impose conditions on the consummation of the transactions contemplated by this Agreement;

              (e) WIRE TRANSFER. Seller shall have received immediately available funds by wire transfer in the amount of the Estimated Purchase Price;

              (f) ASSUMPTION OF LIABILITIES AGREEMENT. Seller shall have received an Assumption of Liabilities Agreement substantially in the form attached hereto as Exhibit 6.3(f), duly executed by Buyer;

              (g) REAL ESTATE LEASES. NREL shall have received the Michigan Lease and the Georgia Lease, each duly executed by Northcoast/America, and F&B shall have received the Texas Lease, duly executed by Buyer;

              (h) OTHER CLOSINGS. The "Closing," as defined in the Stock Purchase Agreement, shall have occurred; and the "Closing," as defined in the NCI Merger Agreement, shall have occurred;

              (i) EMPLOYMENT AGREEMENT. Mark A. Bauman shall have received an Employment Agreement, in a form mutually satisfactory to him and Buyer, duly executed by Buyer; and

              (j) OTHER. Seller and Shareholders shall have received each other document required to be delivered to them hereunder.

                                  ARTICLE 7

                             ADDITIONAL COVENANTS

       7.1    PRE-CLOSING COVENANTS.

              7.1.1  CONDUCT OF BUSINESS.

              From the date hereof until the Closing, except to the extent that Buyer otherwise consents in writing, the Business will be operated substantially as presently operated and only in the ordinary course. Seller and each Shareholder will use their respective best efforts to preserve intact the present business organization and the relationships with persons having business dealings with Seller. Without limiting the generality of the foregoing, Seller will not:

                     (i) purchase or lease (or commit to purchase or lease) any assets (other than inventory) in excess of $10,000.00 individually or $50,000.00 in the aggregate, except as otherwise expressly contemplated by Section 4.5.9 hereof;

                     (ii) create, incur or assume any debt; assume, guarantee, endorse or otherwise become liable or responsible for the obligation of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

                     (iii) increase in any manner the rate of compensation of any of its employees, other than normal increases using standards consistent with past practice or as required by any collective bargaining agreement; or pay or agree to pay any bonus, pension, retirement allowance, severance or other employee benefit not required by any existing employee benefit plan;

                     (iv) permit any of its assets to be subjected to any Lien;

                     (v) enter into any Contract, except in the ordinary course of business consistent with past practice, or modify or terminate any Contract under circumstances which might adversely affect the condition (financial or otherwise) or prospects of the Business;

                     (vi) sell or dispose of any assets other than inventory in the ordinary course of business;

                     (vii) engage in any unusual or novel method of transacting business, or change any accounting procedures or practices, including practices with respect to the payment of accounts payable or the collection of accounts receivable, or change its financial structure; or

                     (viii) take any action the taking of which, or omit to take any action the omission of which, would cause any of the representations and warranties herein to fail to be true and correct in all respects as of the date of such action or omission as though made at and as of the date of such action or omission, except as otherwise specifically contemplated by this Agreement.

              7.1.2  ACCESS.

              From the date hereof until the Closing, Seller and Shareholders shall provide Buyer, its lenders and their representatives full access to Seller's personnel, facilities and all books and records and such other information and persons relating to Seller or the Business as Buyer may request. In addition, Seller and Shareholders shall permit Buyer to perform engineering, environmental and workplace condition surveys and such other physical inspections as Buyer deems necessary. If the transactions contemplated by this Agreement are not consummated for any reason, Buyer agrees to return to Seller all materials obtained from Seller and not to use for its own benefit any information not available to Buyer from a source other than Seller and not to disclose any information contained in the materials except information available to Buyer from a source other than Seller or required to be disclosed by law.

              7.1.3  INTERIM FINANCIAL STATEMENTS.

              Within 15 days after the end of each calendar month, if any, prior to the Closing, Seller will deliver to Buyer unaudited balance sheets of Seller and the related statements of income for the months then ended and for that portion of such fiscal year ended with the last day of such monthly accounting period, in each case certified by Seller to fairly present the financial position and results of operations of Seller as at or for the periods indicated on a basis consistent with past practice.

              7.1.4  SUPPLEMENTAL DISCLOSURE.

              Seller and Shareholders will immediately notify Buyer of any event or circumstance which makes it necessary to correct any representation and warranty contained in

Article 4 which has been rendered inaccurate thereby; or arises hereafter and which, had it existed on or prior to the date hereof, would have resulted in an inaccuracy in a representation and warranty contained in Article 4.

              7.1.5  SATISFACTION OF CONDITIONS.

              Seller and Shareholders shall use their respective best efforts to cause each of the conditions set forth in Section 6.2 to Buyer's proceeding with the Closing to be satisfied at or before the Closing, as such conditions may apply to that Seller hereunder AND as such conditions may apply to the other Seller hereunder. Buyer shall use its best efforts to cause each of the conditions set forth in Section 6.3 to each Seller's and Shareholders' proceeding with the Closing to be satisfied at or before the Closing.

              7.1.6  TERMINATION.

              As to each Seller, this Agreement may be terminated (i) by the written agreement of Buyer and that Seller, or (ii) by Buyer or that Seller at any time after March 23, 1999, if the Closing shall not have taken place on or before such date. If this Agreement is terminated pursuant to clause
(i) of the preceding sentence, all provisions of this Agreement except Sections 7.3, 7.4 and 8 shall become void without any liability on the part of any party. If this Agreement is terminated pursuant to clause (ii) of the first sentence of this Section 7.1.6, all rights and remedies of each party hereunder and all other provisions hereof related thereto shall survive termination to the extent required so that any party responsible for any breach or nonperformance of its obligations hereunder prior to termination shall remain liable for the damages resulting therefrom.

       7.2    NONDISCLOSURE, NONCOMPETITION AND NONINTERFERENCE.

              Northcoast/Texas, Northcoast/Kansas, and each Shareholder (i) shall at all times hold in strictest confidence any and all confidential data and other confidential information concerning the products, services, businesses, suppliers and customers of the Business, (ii) for a period of five (5) years following the Closing Date, shall not, without the prior written consent of Buyer, either directly or indirectly operate or perform any advisory or consulting services for, invest in (other than publicly traded stock constituting less than 5% of the equity of a publicly held corporation), or otherwise operate or become associated in any capacity with, any corporation, partnership, organization, proprietorship or other business entity or association which sells or performs services then in competition with the Business at any place within the United States of America, and (iii) for a period of five (5) years following the Closing Date, shall not, without the prior written consent of Buyer, directly or indirectly induce or attempt to induce any employee, agent or other representative or associate of Buyer to terminate his or its relationship with Buyer, or in any way knowingly interfere with such a relationship or a relationship between Buyer and any of its suppliers or customers. Northcoast/Texas, Northcoast/Kansas, and each Shareholder acknowledges that compliance with their respective covenants in this Section 7.2 is necessary to protect Buyer's legitimate business interests and that any breach of any such covenant will result in irreparable and continuing damage to Buyer for which money damages alone will not provide an adequate remedy, and that in the event of any such breach or threatened breach of any such covenant, Buyer and its successors and assigns shall be entitled to injunctive relief, without having to post any bond, and to such other and further relief at law or in equity as is proper under the circumstances.

       7.3    PUBLICITY.

              Neither Buyer, Seller nor either Shareholder will make any public announcement relating to this Agreement or the transactions contemplated hereby without the written consent of Buyer and Seller, unless and except to the extent otherwise required by law. If public disclosure or notice is required by law, Buyer, Seller or a Shareholder, as the case may be, will use his or its best efforts to give the other parties prior written notice of the disclosure to be made.

       7.4    EXPENSES; TRANSFER TAXES.

              Except to the extent otherwise specifically provided herein, Buyer shall pay all of the expenses incident to the transactions contemplated by this Agreement which are incurred by Buyer or its representatives, and each Seller and Shareholders shall pay all of the expenses incident to the transactions contemplated by this Agreement which are incurred by such Seller or Shareholders or their respective representatives. Each Seller shall pay all sales, bulk transfer or other transfer Taxes, if any, which may be payable in connection with the transactions contemplated by this Agreement.

       7.5    ASSIGNMENT OF CONTRACTS, RIGHTS, ETC.

              Notwithstanding any other provision of this Agreement or of any bill of sale or other assignment instrument delivered hereunder, this Agreement and any such bill of sale or assignment instrument shall not constitute an agreement to assign any Contract or any claim or any right or benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of Buyer thereunder. Seller and Shareholders shall use their respective best efforts to obtain the consent of the other party to any such Contract to the assignment of such Contract to Buyer in all cases in which such consent is required for assignment or transfer. If such consent is not obtained, Seller and Shareholders agree to cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits thereunder, including but not limited to having Buyer act as agent for Seller and having Seller enforce for the benefit of Buyer any and all rights of Seller against the other party thereto.

       7.6    RECEIVABLES.

              Buyer shall use all reasonable efforts to collect the accounts receivable included in the Purchased Assets but Buyer shall not be required to take or threaten legal action to collect any such accounts receivable. At the option of Buyer, Seller and Shareholders jointly and severally agree to repurchase from Buyer, for an amount equal to the unpaid balance thereof, less any allowance for doubtful accounts reflected on the Final Closing Balance Sheet, all or any part of the accounts receivable included in the Purchased Assets applicable to such Seller which shall not have been paid within ninety (90) days after the Closing Date (other than accounts receivable from the other Seller hereunder or from Northcoast/America or NCI), it being understood that Buyer shall exercise such option at any time after such date up to the first anniversary of the Closing Date without waiving any rights hereunder. Seller shall have the right to verify the existence of the unpaid balance of any accounts receivable.

       7.7    EMPLOYMENT.

              Pending the Closing, Seller and Shareholders shall use their respective best efforts to retain the services of those employees of Seller whom Buyer desires to employ and to encourage such employees to continue their employment with Buyer after the Closing. Buyer may offer employment, on such terms and conditions as shall be determined by Buyer in its sole discretion, to those employees of Seller as Buyer may determine in its sole discretion, but Buyer, subject to Sections 6.2(m) and 6.3(i), shall not be required to offer employment to any of Seller's employees. The employment by Buyer of any employee of Seller who accepts the terms of employment offered by Buyer will commence at the Closing. Seller shall pay the cost of any compensation, severance or other benefits which may be payable to Seller's employees to whom Buyer does not offer employment or to such other persons as shall claim compensation, severance or other benefits in connection with the consummation of the transactions contemplated by this Agreement. Subject to Sections 6.2(m) and 6.3(i), nothing in this Agreement shall be deemed to require Buyer to retain any of the employees it hires for any period of time or at any particular compensation rate or in any particular position.

       7.8    PRODUCT WARRANTY.

              Although Buyer does not expressly or by implication assume any of Seller's product warranty or product liability obligations, Buyer shall have the right after the Closing, on Seller's behalf, to perform Seller's obligations under Seller's product warranties in accordance with Buyer's business judgment consistent with the ongoing operation of the Business. The performance by Buyer of any of Seller's product warranty obligations shall not give rise to any rights in Seller, either Shareholder, or any third party. Seller and Shareholders, jointly and severally, agree to reimburse Buyer upon demand for Buyer's reasonable costs in performing such obligations for Seller, including but not limited to reasonable out-of-pocket costs and reasonable internal labor, material and overhead costs at Buyer's customary rates.

       7.9    NO ASSIGNMENT.

              Without the consent of Seller or Shareholders, Buyer may assign all or any part of this Agreement and all or any part of its rights and obligations hereunder to any affiliate of Buyer, to any of Buyer's lenders, and to any person or entity which purchases from Buyer substantially all of the business purchased by Buyer hereunder, in which event Seller and Shareholders shall execute and deliver any documents reasonably requested by the assignee in connection with such assignment. Except as for provided in the preceding sentence, no assignment by any party of this Agreement or any right or obligation hereunder may be made without the prior written consent of all other parties, and any assignment attempted without such consent will be void.

       7.10   CONSENT TO JURISDICTION.

              Any action or proceeding brought by a party against any other party in connection with this Agreement may be commenced in any federal or state court located in Cuyahoga County, Ohio, or Lucas County, Ohio, and all objections to personal jurisdiction and venue in any action or proceeding so commenced are hereby waived. So long as service and process is by notice as provided in Section 9.1 of this Agreement or as required by any such court, all objections to improper service of process are hereby waived.

       7.11   FURTHER ASSURANCES AND ASSISTANCE.

              The parties agree that each will execute and deliver any and all documents in addition to those expressly provided for herein that may be necessary or appropriate to effect or give evidence to the provisions of this Agreement and each of the other agreements and instruments delivered by them in connection herewith and the consummation of the transactions contemplated hereby. Seller further agrees that at any time and from time to time after the Closing, it will execute and deliver to Buyer such further conveyances, assignments or other written assurances as Buyer may reasonably request to perfect and protect Buyer's title to the Purchased Assets.

                                  ARTICLE 8

                               INDEMNIFICATION

       8.1    INDEMNIFICATION BY SELLER AND SHAREHOLDERS.

              Seller and Shareholders shall jointly and severally indemnify Buyer against and hold Buyer harmless from (i) any and all loss, damage, liability or deficiency (collectively, "Losses") resulting from or arising out of any inaccuracy in or breach of any representation, warranty, covenant or obligation made or incurred by Seller or Shareholders herein or in any other agreement, instrument or document delivered by or on behalf of Seller or Shareholders in connection herewith; (ii) any imposition (including by operation of any bulk transfer or other law) or attempted imposition by a third party (including any business broker or finder) upon Buyer of any Retained Liability; and (iii) any and all costs and expenses (including reasonable legal and accounting fees) (collectively, "Expenses") related to any of the foregoing. In addition, and notwithstanding any disclosure to Buyer hereunder or otherwise, Seller and Shareholders shall jointly and severally indemnify Buyer against and hold Buyer harmless from any and all Losses resulting from or arising out of: (i) the death of Hillard Mitchell Jr. in or about September 1998, and any and all Expenses related thereto, including in any present or future litigation relating thereto; and (ii) any matters alleged by plaintiffs in the pending litigation captioned Andrew Wilborn and Demetrius Wilborn vs. Northcoast of Texas Cryogenic, Inc. [sic], Case No. 98-42541 in the 151st Judicial District, Harris County, Texas, or in the pending litigation captioned Andrew Wilborn and Demetrius Wilborn v. Northcoast

Cryogenic, Inc. [sic], Case No. 2:98-CV-296 PG in the United States District Court for the Southern District of Mississippi, Hattiesburg Division, and any and all Expenses related thereto, including in any other present or future litigation relating to such matters; and (iii) any matters alleged in or arising out of the pending litigation captioned Milwaukee Precision Casting, Inc. vs. Northcoast of America Cryogenic, Inc., Case No. 98CV009914 in the Circuit Court of Milwaukee County, Wisconsin, and any and all Expenses related thereto, including in any other present or future litigation relating to such matters.

       8.2    INDEMNIFICATION BY BUYER.

              Buyer shall indemnify Seller and Shareholders against and hold each of them harmless from (i) any and all Losses resulting from or arising out of any inaccuracy in or breach of any representation, warranty, covenant or obligation made or incurred by Buyer herein or in any other agreement, instrument or document delivered by or on behalf of Buyer in connection herewith; (ii) any imposition (including by operation of any bulk transfer or other law) or attempted imposition by a third party (including any business broker or finder) upon Seller or either Shareholder of any Assumed Liability; and (iii) any and all Expenses related to any of the foregoing.

       8.3    NOTIFICATION OF AND PARTICIPATION IN CLAIMS.

              No claim for indemnification will arise until notice thereof is given to the party from whom indemnity is sought. In the event that any legal proceedings shall be instituted or any claim or demand be asserted by any third party in respect of which Seller or either Shareholder on the one hand, or Buyer on the other hand, may have an obligation to indemnify the other(s), the party asserting such right to indemnity shall give or cause to be given to the party from whom indemnity may be sought written notice thereof, and such party shall have the right, at its option and expense, to be present at the defense of such proceeding, claim or demand, but not to control the defense, negotiation or settlement thereof, which control shall at all times rest with the party asserting such right to indemnity, unless the party from whom indemnity may be sought irrevocably acknowledges full and complete responsibility for indemnification of the party asserting such right to indemnity, in which case such party may assume such control through counsel of its choice. The parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such third party legal proceeding, claim or demand.

       8.4    SURVIVAL; LIMITATIONS ON INDEMNIFICATION.

              The representations, warranties, covenants and agreements of the parties contained herein or in any other agreements or documents executed in connection herewith shall survive the Closing. Notwithstanding the foregoing, the indemnification of Buyer provided under Section 8.1 shall be limited in certain respects as follows: any claim for indemnification relating to any inaccuracy in or breach of any representation or warranty of Seller or Shareholders must be made within eighteen (18) months after the Closing Date, except that (i) there shall be no limits on the time for making a claim for indemnification relating to the representations and warranties contained in Sections 4.1.1 ("Organization and

Power"), 4.1.4 ("Ownership of Seller"), 4.2.1 ("Seller Enforceability"),
4.2.2 ("Shareholder Enforceability") or 4.7.1 ("Title"), (ii) any claim for indemnification relating to the representations and warranties contained in
Section 4.3.4 ("Taxes") may be made until the expiration of the applicable statute of limitations for either the assessment or collection of Taxes for the periods referred to therein, and (iii) any claim for indemnification relating to the representations and warranties contained in Sections 4.6 ("Employee Benefits") or 4.7.4 ("Environmental Matters") may be made until the second (2nd) anniversary of the Closing Date. There shall be no limits on the time for making a claim for indemnification relating to the undertakings of Seller set forth in the second sentence of Section 8.1 hereof.

                                  ARTICLE 9

                           MISCELLANEOUS PROVISIONS

       9.1    NOTICES.

              All notices and other communications required by this Agreement shall be in writing and shall be deemed given if delivered by hand or mailed by registered or certified mail to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

              (a)    If to Buyer, to:     Northcoast Acquisition Corp.
                                          c/o Chart Industries, Inc.
                                          5885 Landerbrook Drive, Suite 150
                                          Mayfield Heights, Ohio 44124
                                          Attention:  James R. Sadowski

                     With a copy to:      Calfee, Halter & Griswold LLP
                                          1400 McDonald Investment Center
                                          800 Superior Avenue
                                          Cleveland, Ohio 44114
                                          Attention:  Thomas F. McKee, Esq.

              (b)    If to Mark A. Bauman, to:   Mark A. Bauman
                                                 8106 Beck Road
                                                 Ottawa Lake, Michigan 49267

                     If to Patrick J. Flynn, to: Patrick J. Flynn
                                                 9478 Douglas Road
                                                 Temperance, Michigan 48182

                     If to Seller, to Seller in care of both Mark A. Bauman and Patrick J. Flynn at their respective addresses as provided herein.

                     In each case,
                     with a copy to:      Wasserman, Bryan, Landry & Honold
                                          300 Inns of Court Building
                                          405 North Huron Street
                                          Toledo, Ohio 43604
                                          Attention: David L. Honold, Esq.

       9.2    BINDING EFFECT.

              This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

       9.3    INCLUSION.

              In every place where it is used in this Agreement, the word "including" is intended and shall be construed to mean "including, without limitation".

       9.4    "SELLER".

              In every place where it is used in this Agreement, the word "Seller" is intended and shall be construed to mean, simultaneously, both (a) Northcoast/Texas, individually and severally, and (b) Northcoast/Kansas, individually and severally; PROVIDED, HOWEVER, that the representations and warranties of each Seller in Article 4 are made by that Seller jointly and severally with Shareholders, and the obligations of each Seller in Article 8 are incurred by that Seller jointly and severally with Shareholders.

       9.5    HEADINGS.

              The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

       9.6    EXECUTION IN COUNTERPARTS; SIGNATURE PAGES.

              This Agreement may be executed and delivered in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered with separate signature pages with the same effect as though all parties had executed and delivered the same signature page.

       9.7    SEVERABILITY.

              In the event any part of Section 7.2 of this Agreement shall be found by a court of competent jurisdiction to be invalid or unenforceable for any reason, Seller and each Shareholder hereby grants to such court full authority and discretion, and hereby authorizes and requests such court to exercise all such authority and discretion as it may possess hereunder or under applicable law, to reform such provision to the end that Seller and Shareholders shall be subject to nondisclosure, noncompetition and noninterference covenants that are reasonable under the circumstances and enforceable by Buyer. In the event any other provision of this Agreement shall be held unenforceable or invalid to any extent for any reason, such provision shall remain in force and effect to the maximum extent permitted, and the enforceability or validity of the remaining provisions of this Agreement shall not be affected thereby.

       9.8    AMENDMENTS, WAIVERS.

              No amendment to or waiver of any of the provisions of this Agreement, including this Section 9.8, shall be valid or enforceable unless such amendment or waiver is set forth in writing and signed by the party against whom enforcement of such amendment or waiver is sought or such party's authorized representative. Unless otherwise expressly stated therein, each such amendment or waiver shall be effective only with respect to the specific instance in which it is given, and no such amendment or waiver shall constitute a waiver of any other provision hereof (whether or not similar), or a continuing waiver.

       9.9    NO THIRD-PARTY RIGHTS.

              Nothing expressed or implied in this Agreement is intended or shall be construed to confer on any person, other than the parties hereto and their respective successors and permitted assigns, any rights under this Agreement.

       9.10   ENTIRE AGREEMENT.

              This Agreement and the other agreements and documents to be delivered hereunder constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior and contemporaneous negotiations, agreements and understandings of the parties. There are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein or in the agreements or instruments delivered in connection herewith, and no supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party sought to be bound thereby.

       9.11   SCHEDULES AND EXHIBITS.

              The schedules and exhibits referenced in this Agreement constitute an integral part of this Agreement as if fully rewritten herein. All references in this document to "this Agreement" and the terms "herein," "hereof," "hereunder" and the like shall be deemed to include all of such schedules and exhibits.

       9.12   TIME PERIODS.

              Any action required hereunder to be taken within a certain number of days shall, except as may otherwise be expressly provided herein, be taken within that number of calendar days; PROVIDED, HOWEVER, that if the last day for taking such action falls on a Saturday, a Sunday, or a day which shall be in Cleveland, Ohio, or New York, New York, a legal holiday or a day on which banking institutions therein are authorized by law to close, then the period during which such action may be taken shall automatically be extended to the next business day.

       9.13   GOVERNING LAW.

              This Agreement shall be construed in accordance with and governed by the laws of the State of Ohio, without giving effect to the choice-of-laws or conflict-of-laws provisions thereof.

           {The remainder of this page is intentionally left blank.}

    IN WITNESS WHEREOF, the parties have executed and delivered this Asset Purchase Agreement as of the date first written above.

                                   NORTHCOAST OF TEXAS CRYOGENICS, INC.


                                   By:    /s/ Mark A. Bauman
                                       ----------------------------------------
                                          Mark A. Bauman, President




                                   NORTHCOAST OF KANSAS CRYOGENICS, INC.


                                   By:    /s/ Mark A. Bauman
                                       ----------------------------------------
                                          Mark A. Bauman, President




                                          /s/ Mark A. Bauman
                                    -------------------------------------------
                                    MARK A. BAUMAN



                                          /s/ Patrick J. Flynn
                                    -------------------------------------------
                                    PATRICK J. FLYNN




                                   NORTHCOAST ACQUISITION CORP.


                                   By:    /s/ James R. Sadowski
                                       ----------------------------------------
                                          James R. Sadowski,
                                          President and Chief Operating Officer